 Exhibit (a)(1)(F)
IMMEDIATE ATTENTION REQUIRED

June 12, 2012

RE:	Theragenics Corporation Employee Savings Plan
Theragenics Corporation Tender Offer

Dear Participant or Beneficiary:

The enclosed tender offer materials and Direction Form require your immediate attention. Our records reflect that, as a participant or beneficiary in the Theragenics Corporation Employee Savings Plan (the “TGX 401(k) Plan”), all or a portion of your individual account is invested in an employer stock fund in the TGX 401(k) Plan (the “TGX Stock Fund”). The tender offer materials describe an offer by Theragenics Corporation (“Theragenics”) to purchase, for not more than $10,000,000 in cash, up to 5,000,000 shares of its common stock, par value $0.01 per share (the “Shares”) (or such lesser or greater amount as Theragenics may elect to purchase subject to applicable law), at a price not less than $2.00 per Share nor greater than $2.40 per Share, to the seller in cash, without interest (the “tender offer”). The tender offer is made upon the terms and subject to the conditions described in the offer to purchase, dated as of June 12, 2012 (the “offer to purchase”), which is enclosed, as amended or supplemented from time to time. The tender offer is not conditioned on any minimum number of Shares being tendered, but is subject to the other conditions set forth in the offer to purchase.

You are being asked to provide direction on how to respond to the tender offer, as explained more fully below. If you elect to tender, you may tender all or none, but not part of, the Theragenics common stock held in the TGX Stock Fund in your account. The TGX Stock Fund was established to facilitate the investment in Theragenics common stock for participants and beneficiaries in the TGX 401(k) Plan. The fund is invested primarily in Theragenics common stock with a small portion held in cash to cover the cash needs in the fund, such as investment transfers and benefit distributions. The percentages of Shares and cash can vary from time to time depending upon changes in the fund, such as the value of Theragenics common stock, additional contributions to the fund and the amount of distributions being made from the fund. Participants and beneficiaries hold units of the TGX Stock Fund representing their proportionate interest in the TGX Stock Fund, therefore, each unit of the TGX Stock Fund represents your proportionate interest in the Shares held by the fund and the cash portion of the fund. The number of Shares attributable to your interest in the TGX Stock Fund is referred to herein as “Stock Fund Shares.” Please note that a current determination of the number of Stock Fund Shares credited to your TGX 401(k) Plan account is available by contacting the Wells Fargo Retirement Service Center at 800-377-9188.  Customer service representatives are available Monday through Friday, from 7:00 A.M. to 11:00 P.M. Eastern Time.  You can also see a current determination of the number of Stock Fund Shares at www.wellsfargo.com/401k.  Your Stock Fund Shares may change prior to the end of the tender offer period as a result of activity in your TGX 401(k) Plan account or changes in the percentage of the fund invested in Theragenics common stock.

As described below, you have the right to instruct Wells Fargo Bank N.A., as trustee of the TGX 401(k) Plan (the “Trustee”), concerning whether or not to tender Stock Fund Shares attributable to your individual account under the TGX 401(k) Plan. For any Stock Fund Shares in the TGX 401(k) Plan that are tendered and purchased by Theragenics, Theragenics will pay cash to your account in the TGX 401(k) Plan. INDIVIDUAL PARTICIPANTS AND BENEFICIARIES WILL NOT RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE TGX 401(k) PLAN AND MAY BE TRANSFERRED OR WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

VOLUNTARY CORPORATE ACTIONS COY: TGX 401(k) PLAN

The remainder of this letter summarizes the tender offer transaction, your rights with respect to the tender offer under the TGX 401(k) Plan and the procedures for providing direction to the Trustee. You should also carefully review the more detailed description of the tender offer provided in the offer to purchase.

BACKGROUND

Theragenics has made an offer to its shareholders to purchase Theragenics common stock with an aggregate purchase price not exceeding $10,000,000 (or such lesser or greater amount as Theragenics may elect to purchase, subject to applicable law). Theragenics will select the lowest purchase price of not less than $2.00 nor greater than $2.40 per Share that will allow Theragenics to purchase the maximum number of Shares properly tendered in the tender offer and not properly withdrawn having an aggregate purchase price not exceeding $10,000,000. Theragenics reserves the right, in its sole discretion, to purchase more or less than such maximum number of Shares in the tender offer, subject to applicable law. All Shares acquired in the tender offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.

The enclosed offer to purchase sets forth the objectives, terms and conditions of the tender offer and is being provided to all Theragenics shareholders. As previously noted, the tender offer extends to the Stock Fund Shares held in the TGX 401(k) Plan. As of the date of this notice, the TGX 401(k) Plan had approximately 466,835 Stock Fund Shares allocated to participant and beneficiary accounts. Only the Trustee can tender these Stock Fund Shares in the tender offer. Nonetheless, as a participant or beneficiary under the TGX 401(k) Plan, you have the right to direct the Trustee whether or not to tender all of the Stock Fund Shares attributable to your individual account in the TGX 401(k) Plan, and the price at which you want to tender such Stock Fund Shares, which, as set forth below, may be either at a fixed price or at the price to be determined pursuant to the tender offer. If you elect to tender your shares, you must elect to tender all or none of your Stock Fund Shares. You cannot tender only a portion of them. Unless otherwise required by applicable law, the Trustee will tender Stock Fund Shares attributable to participant and beneficiary accounts in accordance with participant and beneficiary instructions and the Trustee will not tender Stock Fund Shares attributable to participant and beneficiary accounts for which it does not receive timely or complete instructions or for which it has received a direction not to tender. If you do not complete the enclosed Direction Form and return it to the Tabulator on a timely basis, you will be deemed to have elected not to participate in the tender offer and no Stock Fund Shares attributable to your TGX 401(k) Plan account will be tendered.

LIMITATIONS ON YOUR DIRECTIONS

The enclosed Direction Form for the TGX 401(k) Plan allows you to specify whether or not you wish to tender all of the Stock Fund Shares attributable to your account and the price at which you want to tender the Stock Fund Shares. As described further below, the price you select may be either a single fixed price or at the price to be determined pursuant to the tender offer. As detailed below, when the Trustee tenders Stock Fund Shares on behalf of the TGX 401(k) Plan, the Trustee may be required to tender Stock Fund Shares on terms different from those set forth on your Direction Form.

VOLUNTARY CORPORATE ACTIONS COY: TGX 401(k) PLAN

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits the sale of Stock Fund Shares by the TGX 401(k) Plan to Theragenics for less than “adequate consideration” which is defined in ERISA for a publicly traded company as the prevailing price on a national securities exchange, in this case, the New York Stock Exchange, on or about the date the Stock Fund Shares are tendered by the Trustee (the “Prevailing Market Price”). Accordingly, the Trustee will tender or not tender your Stock Fund Shares as follows:

●
if the Prevailing Market Price is greater than the maximum tender price offered by Theragenics ($2.40 per Share), notwithstanding your direction to tender Stock Fund Shares in the tender offer, the Stock Fund Shares will not be tendered;

●
if the Prevailing Market Price is lower than the price at which you direct the Stock Fund Shares be tendered, the Trustee will follow your direction to tender the Stock Fund Shares at the price you selected;

●
if the Prevailing Market Price is greater than the price at which you direct the Stock Fund Shares be tendered but within the range of $2.00 to $2.40 per Share, the Trustee will follow your direction to tender the Stock Fund Shares, but the price at which such Stock Fund Shares are to be tendered will be increased to the lowest tender price (to the extent necessary) that is not less than the Prevailing Market Price; and

●
if the Prevailing Market Price is within the range of $2.00 to $2.40 per Share, for the Stock Fund Shares directed to be tendered at the per Share purchase price to be determined pursuant to the tender offer, such Stock Fund Shares will be tendered at the lowest tender price that is not less than the Prevailing Market Price.

The Board of Directors of Theragenics has approved the tender offer. However, none of the Trustee, the TGX 401(k) Plan administrative committee, Theragenics, its Board of Directors, and executive officers, or its management is making any recommendation to you as to whether to tender or refrain from tendering your Stock Fund Shares, or as to the price at which you should choose to tender your Stock Fund Shares. EACH PARTICIPANT OR BENEFICIARY MUST MAKE AND IS RESPONSIBLE FOR HIS OR HER OWN DECISIONS. It is recommended that you consult with your tax, legal and financial advisors prior to making any decision.

CONFIDENTIALITY

To assure the confidentiality of your decision, the Tabulator (as defined below) will tabulate participant and beneficiary directions and provide them directly to the Trustee. The Trustee, its affiliates and its agents will not make your individual direction available to Theragenics.

PROCEDURE FOR DIRECTING TRUSTEE

Enclosed is a Direction Form which should be completed and returned to the Tabulator. If you do not properly complete and return a Direction Form by the deadline specified below, such Stock Fund Shares will be considered NOT TENDERED.

VOLUNTARY CORPORATE ACTIONS COY: TGX 401(k) PLAN

To properly complete your Direction Form, you must do the following:

1)
Specify whether, or not, you desire to tender your Stock Fund Shares and, if you choose to tender, the price point listed in the table at which you wish to tender. In addition to the price points (ranging from $2.00 to $2.40 per Share), you also may elect to tender your Stock Fund Shares at the per Share purchase price to be determined pursuant to the tender offer (denoted by $TBD in the table), which may result in your receiving a price per Share as low as $2.00 and as high as $2.40 for your Stock Fund Shares tendered at “$TBD.”

2)	Provide an investment instruction with respect to the proceeds from the tender of your Stock Fund Shares.

3)	Provide the personal information required and date and sign the Direction Form in the space provided.

4)
Return the Direction Form in the enclosed return envelope to Computershare Investor Services, LLC, the tabulator selected for the Trustee (the “Tabulator”) in the enclosed return envelope, by fax to (617) 360-6810 or to the following mailing address:

Computershare Trust Company, N.A.
Attn: Corporate Actions
250 Royall Street, Suite V
Canton, MA 02021

Despite any deadlines set forth in other tender offer materials you receive, and the commencement of the Blackout Period as described below, your Direction Form must be RECEIVED by 4:00 P.M., Eastern Time, on July 6, 2012 (the “Election Deadline”), unless the tender offer is extended.

Your direction will be deemed irrevocable unless you withdraw it by the Election Deadline or the tender offer is extended. To make an effective withdrawal of your direction, you must submit a new Direction Form which may be obtained by calling the Trustee at the Wells Fargo Retirement Service Center at 800-377-9188. Customer service representatives are available Monday through Friday, from 7:00 A.M. to 11:00 P.M. Eastern Time.  Upon receipt of a new, completed, and signed Direction Form by the Tabulator by the deadline specified above, your previous direction will be deemed canceled and replaced by your new direction. To totally revoke a previous tender, submit a new Direction Form stating “I elect not to tender.” The last Direction Form received by the Tabulator that is properly executed will be considered the controlling valid direction.

Your tender election will only be valid if you use the Direction Form applicable to the TGX 401(k) Plan as indicated on the form. Do not use any of the other forms provided by Theragenics in the enclosed tender offer materials. A Direction Form for the TGX 401(k) Plan is only valid if it is submitted to the Tabulator. A Direction Form for the TGX 401(k) Plan submitted to Theragenics or the Trustee will not be valid.

If you choose to tender your Stock Fund Shares, your election will also result in the transfer of the TGX Stock Fund the corresponding portions of cash and Shares of the TGX Stock Fund held in your account.

VOLUNTARY CORPORATE ACTIONS COY: TGX 401(k) PLAN

The Trustee will tender the appropriate number of Shares on behalf of all participants and beneficiaries in the TGX 401(k) Plan. Theragenics will then buy up to 5,000,000 Shares (or such lesser or greater amount as Theragenics may elect to purchase subject to applicable law), that were properly tendered through the tender offer, including the Stock Fund Shares. If there is an excess of Shares tendered over the exact number desired by Theragenics, Shares tendered pursuant to the tender offer may be subject to proration, as described in the offer to purchase. The preferential treatment of holders of fewer than 100 Shares, as described in the offer to purchase, will not apply to a participant or beneficiary in the TGX 401(k) Plan, regardless of the number of Stock Fund Shares within his or her individual account.  Additionally, shares held in the TGX 401(k) Plan are not subject to the conditional tender rules described in the offer to purchase.  Any portion of your Stock Fund Shares attributable to your TGX Stock Fund account that are not purchased in the tender offer will remain in the TGX Stock Fund in your TGX 401(k) Plan account along with a proportionate share of cash.

EFFECT OF TENDER ON YOUR ACCOUNT

If you direct the Trustee to tender all of the Stock Fund Shares attributable to your TGX 401(k) Plan account, you will not be able to direct investment changes with respect to the portion of your TGX 401(k) Plan account held in the TGX Stock Fund, or request a loan or distribution that relates to that portion of your account, at any time beginning at 4:00 P.M., Eastern Time on July 6, 2012, until such time as the sale proceeds and all other tender transactions have been allocated to the applicable TGX 401(k) Plan accounts, which is anticipated to occur during the week ending July 16, 2012 (the “Blackout Period”). A specific date to finalize the tender transaction in participant and beneficiary accounts cannot be determined at this time. These restrictions on the portion of your TGX 401(k) Plan account invested in the TGX Stock Fund will apply whether or not your direction to tender Stock Fund Shares is accepted to be purchased by Theragenics.

During the Blackout Period you will be unable to direct or diversify your TGX Stock Fund holdings in your TGX 401(k) Plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify that investment during the Blackout Period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. However, due to federal securities laws, this information could not be provided until the tender offer was announced to the public.  Therefore, you are being provided notice as soon as possible.  If you have any questions concerning the Blackout Period, you should contact the Wells Fargo Retirement Service Center at 800-377-9188. Customer service representatives are available Monday through Friday, from 7:00 A.M. to 11:00 P.M. Eastern Time. You can also access the website at www.wellsfargo.com/401k.

If you directed the Trustee not to tender the Stock Fund Shares attributable to your account or you did not return your Direction Form in a timely manner, those Stock Fund Shares will remain in the TGX Stock Fund, and you will continue to have access to all transactions normally available to the TGX Stock Fund, subject to the rules of the TGX 401(k) Plan.

VOLUNTARY CORPORATE ACTIONS COY: TGX 401(k) PLAN

If you elect to tender all your Stock Fund Shares, you will not be obligated to pay any brokerage fees or commissions or solicitation fees to tender your Stock Fund Shares. You will also not be obligated to pay any stock transfer taxes on the transfer of Stock Fund Shares pursuant to the tender offer.

INVESTMENT OF PROCEEDS

For any Stock Fund Shares in the TGX 401(k) Plan that are tendered and purchased by Theragenics, Theragenics will pay cash to the TGX 401(k) Plan. INDIVIDUAL PARTICIPANTS AND BENEFICIARIES WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE TGX 401(k) PLAN AND MAY BE TRANSFERRED OR WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

The sale proceeds from your tendered Stock Fund Shares accepted by the tender offer, and the cash portion of your units in the TGX Stock Fund attributable to those tendered Stock Fund Shares, will be credited to your TGX 401(k) Plan account. The Trustee will invest the sale proceeds received with respect to Stock Fund Shares attributable to your account, and the associated cash portion, as soon as administratively possible after receipt of the sale proceeds in accordance with your election (or deemed election) in the Direction Form. It is anticipated that the processing of sale proceeds to participant and beneficiary accounts will be completed during the week ending  July 16, 2012 after receipt by the Trustee of the reconciled sale proceeds. A specific date to finalize the tender transaction in participant and beneficiary accounts cannot be determined at this time.  If you want to change the investment of your TGX 401(k) Plan account, including the sale proceeds and those cash amounts related to the tendered Stock Fund Shares, after the Blackout Period please contact the Wells Fargo Retirement Service Center at 800-377-9188. Customer service representatives are available Monday through Friday, from 7:00 A.M. to 11:00 P.M. Eastern Time. You can also access the website at www.wellsfargo.com/401k.

SHARES OUTSIDE THE TGX 401(k) PLAN

If you hold Shares outside of the TGX 401(k) Plan you have received or will receive separate tender offer materials relating to those Shares. Those tender offer materials are to be used only for the Shares you hold outside of the TGX 401(k) Plan; they cannot be used to direct the Trustee to tender or not to tender your Stock Fund Shares under the TGX 401(k) Plan. Likewise, the tender of Stock Fund Shares attributable to your individual account under the TGX 401(k) Plan will not be effective with respect to Shares you hold outside of the TGX 401(k) Plan. The direction to tender or not to tender Stock Fund Shares attributable to your individual account under the TGX 401(k) Plan may only be made in accordance with the procedures of this letter.

TAX CONSEQUENCES

While you will not recognize any immediate tax gain or loss as a result of the tender of any Stock Fund Shares in the TGX 401(k) Plan, the tax treatment of future distributions from the TGX 401(k) Plan may be impacted by the tender and sale of Stock Fund Shares held through the TGX 401(k) Plan. Specifically, participants’ and beneficiaries’ ability to take advantage of “net unrealized appreciation” for tax purposes may be impacted. Please consult your tax advisor concerning your decision to participate in the tender offer and possible tax ramifications.

VOLUNTARY CORPORATE ACTIONS COY: TGX 401(k) PLAN

FURTHER INFORMATION

If you require additional information concerning the terms and conditions of the tender offer, please call Georgeson, Inc., the information agent, toll free at 1 (877) 278-4751.

For more information about your TGX Stock Fund account, the investment options available in the TGX 401(k) Plan or to make an investment transfer, please contact the Wells Fargo Retirement Service Center at 800-377-9188. Customer service representatives are available Monday through Friday, from 7:00 A.M. to 11:00 P.M. Eastern Time. You can also access the website at www.wellsfargo.com/401k.

Sincerely,

Wells Fargo Bank N.A.

VOLUNTARY CORPORATE ACTIONS COY: TGX 401(k) PLAN

DIRECTION FORM
THERAGENICS CORPORATION EMPLOYEE SAVINGS PLAN

STOCK FUND SHARES RELATING TO OFFER TO PURCHASE THE MAXIMUM NUMBER OF
SHARES AT A PURCHASE PRICE NOT LESS THAN $2.00 NOR GREATER THAN $2.40 PER
SHARE, IN CASH, HAVING AN AGGREGATE PURCHASE PRICE NOT EXCEEDING $10,000,000
BY THERAGENICS CORPORATION

By checking a box below indicating your decision to tender, you are electing to tender ALL your Stock Fund Shares as of July 6, 2012, unless a later deadline is announced, at the price indicated. This action could result in none of the shares being tendered if the purchase price determined by Theragenics pursuant to the tender offer (the “Purchase Price”) is less than the price you select. If the Purchase Price for the Stock Fund Shares is equal to or greater than the price you select, then the Stock Fund Shares purchased by Theragenics will be purchased at the Purchase Price, subject to the terms of the offer to purchase, including proration in the event that the tender offer is oversubscribed.

By checking the box at $TBD, you are MAXIMIZING the chance of having Theragenics purchase ALL your Stock Fund Shares. Accordingly, by checking that box, you are willing to accept the Purchase Price (as determined by Theragenics pursuant to the tender offer). This action could result in receiving a price per Stock Fund Share as low as $2.00.

By checking the box below indicating your decision NOT to tender, you are instructing the Trustee to hold your Stock Fund Shares in your TGX 401(k) Plan account.  To totally revoke a previous tender, submit a new Direction Form with an election not to tender.

If you do not return this form, you will be deemed to have elected not to participate in the tender offer. If you complete this form in an incorrect manner, your tender election will be deemed invalid and you will not be able to participate in the tender offer.  You must sign this form on the last page for the form to be complete.

A.           Tender Election. I elect to tender ALL my Stock Fund Shares at the following price (select only one price; if you select more than one price, your tender election will be deemed invalid and you will not be able to participate in the tender offer):

☐ at $TBD (select this option if you want to maximize the chance of having Theragenics purchase your Stock Fund Shares at a price to be determined by Theragenics, which will be the lowest price per share specified by tendering stockholders that will enable Theragenics to purchase shares having an aggregate purchase price of $10,000,000);

☐ at $2.00    ☐ at $2.10    ☐ at $2.20    ☐ at $2.30    ☐ at $2.40

Please note that the TGX 401(k) Plan is prohibited by law from selling Stock Fund Shares to Theragenics for a price that is less than the Prevailing Market Price of Theragenics common stock. Accordingly, if you elect to tender Stock Fund Shares at a price that is lower than the Prevailing Market Price of Theragenics common stock on the New York Stock Exchange, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the Prevailing Market Price of Theragenics common stock on the New York Stock Exchange on the applicable date. THIS COULD RESULT IN YOUR STOCK FUND SHARES NOT BEING PURCHASED IN THE TENDER OFFER. If the Prevailing Market Price of Theragenics common stock on the New York Stock Exchange on the applicable date is greater than the maximum price available in the tender offer, none of your Stock Fund Shares will be tendered and your tender will be deemed to have been withdrawn.

☐ I elect NOT to tender. (You may skip the Investment Election and sign Part C. below.)

VOLUNTARY CORPORATE ACTIONS COY: TGX 401(k) PLAN

B.	Investment Election. I elect to have the proceeds of my tendered Stock Fund Shares invested as follows:

☐	1. In the same percentage(s) as my elections for 401(k) contributions under the Plan; OR

☐	2. Allocated to the following funds in the percentages below (percentages must total 100%):

	A. Wells Fargo Adv. Gov Sec Fund __%	J. Dreyfus Treasury Prime Cash Management I __%

	B. Wells Fargo Adv. Total Ret Bond Fund __%	K. Invesco AIM Stic Prime Portfolio Instl __%

	C. Invesco Van Kampen Equity &Inc Fund A __%	L. Perkins Mid Cap Value Fund Class S __%

	D. Wells Fargo Enhanced Stock Market G __%	M. Columbia Acorn/A __%

	E. Dreyfus Mid Cap Index __%	N. Fidelity Adv Small Cap/A __%

	F. Goldman Sachs Small Cap Val/A __%	O. PIMCO Total Return/A __%

	G. Dreyfus Small Cap Stock Index __%	P. JP Morgan Large Cap Growth Select __%

	H. American Funds Euro Growth R3 __%	Q. T. Rowe Price Equity Income __%

	I. Neuberger Berman Genesis Fund (Investor) __%	TOTAL (Must Equal 100%) %

More information about the risk and return characteristics of each fund is available by contacting the Wells Fargo Retirement Service Center at 800-377-9188. Customer service representatives are available Monday through Friday, from 7:00 A.M. to 11:00 P.M. Eastern Time. You can also access the website at www.wellsfargo.com/401k.

If you do not make an investment election above, you will be deemed to have elected Option 1: In the same percentage(s) as my 401(k) contributions. By signing below, you affirmatively consent to that election.

If you elect Option 2 and your percentages do not total 100%, or if you otherwise complete the investment election in a manner not permitted by the instructions, then you will be deemed to have elected Option 1: In the same percentage(s) as my 401(k) contributions. By signing below, you affirmatively consent to that election.

If the portion of your account not held in the TGX Stock Fund is currently invested in AdviceTrack and you elect Option 2 above, that election will apply to your entire account balance, except for non-tendered Stock Fund Shares in the TGX Stock Fund (if any). AdviceTrack requires that your entire TGX 401(k) Plan account balance (other than amounts invested in the TGX Stock Fund) be held in AdviceTrack and no other alternatives. If you are currently invested in AdviceTrack and want to invest the proceeds from the tender of your shares in AdviceTrack, you should select Option 1.

C.           Signature.  For your Direction Form to be complete you must sign this form and provide the following information:

Name (Please Print):

Daytime Telephone Number:

Address:

Signature:

Date:

Please review Parts A, B, and C of this Direction Form and confirm they are completed appropriately.  The form must be received by the Tabulator (as set forth in the accompanying letter) no later than 4:00 P.M. (Eastern Time) on July 6, 2012. The method of delivery of this document is at the option and risk of the tendering participant or beneficiary. In all cases, sufficient time should be allowed to assure timely delivery.

VOLUNTARY CORPORATE ACTIONS COY: TGX 401(k) PLAN